UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2013

BERKSHIRE HILLS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (413) 443-5601

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On July 23, 2013, Berkshire Bank (the “Bank”), the wholly-owned banking subsidiary of Berkshire Hills Bancorp, Inc. (the “Company”) entered into a Purchase and Assumption Agreement (the “Agreement”) with Bank of America, National Association (“BOA”) pursuant to which the Bank agreed to acquire certain assets and assume certain liabilities of twenty (20) BOA branch offices located in Central and Eastern New York. Subject to the terms of the Agreement, the Bank will acquire approximately $640 million in deposits and $5 million in loans, for a purchase price equal to the sum of a deposit premium of 2.25%, the aggregate net book value of all assets and accrued interest on the loans acquired.

The Agreement contains certain customary representations, warranties, and covenants of the parties. The Bank intends to offer employment to current employees of the to-be-acquired BOA branches as of the closing of the transaction.

The Agreement may be terminated prior to the closing of the proposed branch acquisition upon the mutual written consent of the parties or upon certain other events, such as: (1) the termination by either party if certain representations and warranties of the other party are not true and correct; (2) any material breach of any covenant, agreement or obligation; (3) the closing of the branch acquisition has not occurred within twelve (12) months of the date of the execution of the Agreement and is not caused by any breach of the party seeking to terminate the Agreement; or (4) the failure to receive required regulatory approval to close the transaction.

The branch acquisition is expected to be completed in the first quarter of 2014, subject to the receipt of all required regulatory approvals, as well as other customary conditions to closing, including the execution and delivery of related transaction documents.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.  A copy of a news release dated July 24, 2013, announcing the branch acquisition is included as Exhibit 99.1 to this Form 8-K. Additionally, a copy of an investor presentation dated July 24, 2013 discussing the Company’s branch acquisition is included as Exhibit 99.2 to this Form 8-K.

Forward-Looking Statements

Certain statements contained in this current report on Form 8-K that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed branch acquisition. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as ‘will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the branch acquisition, difficulties in achieving cost savings from the branch acquisition or in achieving such cost savings within the expected time frame, difficulties in integrating the BOA branches, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire Bank is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that BHLB and files with the SEC.

Item 9.01.  Financial Statements and Exhibits

(a)          Financial Statements of Businesses Acquired.  Not applicable.

(b)          Pro Forma Financial Information.  Not applicable.

(c)           Shell Company Transactions.  Not applicable.

(d)          Exhibits.

Exhibit 2.1                                     Purchase and Assumption Agreement between Bank of America, National Association and Berkshire Bank dated as of July 23, 2013

Exhibit 99.1                              News Release dated July 24, 2013

Exhibit 99.2                              Investor Presentation dated July 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: July 25, 2013	By:	/s/Michael P. Daly
Michael P. Daly
Chairman of the Board, President and Chief Executive Officer